Exhibit 99.1

Annual Report for EL14/2009

Exploration Activity of

Great South Land Minerals Limited

2012

Submitted in fulfilment of the requirements under the Mineral Resources Development Act 1995

Hobart, Australia

May 2012

Seismic Cross Section - Central Highlands and Longford Sub-Basin

Annual Report of Exploration Licence (EL) 14/2009

PREFACE

This Report has been prepared in accordance with the conditions outlined in Exploration Licence (EL) 14/2009. To the best of Great South Land Minerals Limited (GSLM) knowledge, the report presented herein represents the intentions at the time of printing of the report.  However, the passage of time, manifestation of latent conditions or impacts of future events may result in the actual contents differing from that described in this report.  In preparing this report GSLM has relied upon data, surveys, analysis, designs, plans and other information provided by past reports, third parties, and other individuals and organisations referenced herein.  Except as otherwise stated in this report, GSLM has not verified the accuracy or completeness of such data, surveys, analysis, designs, plans and other information.

No responsibility is accepted for use of any part of this report in any other context or for any other purpose by third parties.

Great South Land Minerals Limited

Level 3, 65 Murray Street,

Hobart Tasmania 7001 Australia

ACN: 068 650 386   ABN: 54 068 650 386

Telephone:

(61 3) 6231 3529

Facsimile:

(61 3) 6234 9075

Email: admin@gslm.com.au

Website: www.gslm.com.au  or www.empireenergy.com

Date of Issue: 16 May 2012

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Annual Report of Exploration Licence (EL) 14/2009

EXECUTIVE SUMMARY

Empire Energy Corporation International (Empire), through its wholly owned subsidiary Great South Land Minerals Limited (GSLM), has completed significant exploration work including the discovery of at least twelve previously unknown, very significant, potential petroleum structures within former Special Exploration Licence (SEL) 13/98 over the past 10 years proving the existence of three petroleum systems within the Tasmania Basin.

Empire and GSLM have expended in excess of AU$50 million of capital investment in Tasmania, meeting all the licence conditions set by Mineral Resources Tasmania (MRT) for SEL13/98 and a further AU$8 million over EL14/2009. GSLM has obtained a valuation of the resource identified by the exploration and evaluation work performed over the past ten years.

RPS Energy Ltd (RPS), one of the world’s leading independent experts on oil and gas resource/reserve evaluations, prepared a Competent Persons Report indicating that the undiscovered prospective oil and gas resource contained within the structures identified by our geophysical and seismic work was 668 million barrels. After extensive due diligence WHK Denison (WHK), a major Australian accounting firm, gave Empire an undiscovered prospective resources valuation of US$3.3 billion based on US$5 per barrel. This confirms GSLM’s findings and belief developed over these past ten years through our diligent work and significant AU$50 million investment.

GSLM and Empire intend to prove the validity of the RPS report and WHK valuations regarding the existence of commercial quantities of onshore oil and gas Tasmania. RPS’s undiscovered prospective resource of 668 million barrels, calculated by using “probabilistic” methods, which if verified and produced at today’s price of US$109 per barrel, could represent potential revenue of US$72 billion contained within the structures discovered by GSLM’s 1,149 line km of seismic work based on gravity, magnetic and stratigraphic wells.

GSLM and its predecessor companies were established as a result of a vision that founder and current CEO, Malcolm Bendall, received from God in 1977. In this vision, Mr Bendall saw large structures on onshore Tasmania. It has now been 35 years since this vision and this report details the exploration and expenditure carried out by GSLM and its predecessor companies for onshore oil and gas in Tasmania. Over 35 years of exploration research and an investment of over AU$64 million has found that oil and gas does exist in the Tasmania Basin.

On 30 September 2009, GSLM submitted an Exploration Licence (EL) application for a 5 year term over all (12) independently prospective structures which included over a 50% reduction over its previous SEL13/98 area from 15,035 km2 to 7,513 km2.  However, on the 17 May 2010, The Minister for Energy and Resources granted Exploration (EL) 14/2009 over only 3,108 km2 for an initial two-year term. This area covered only two of GSLM’s twelve prospective structures. On the 30 July 2010, an application for ‘Variation of Area’ application was submitted to the Minister for Energy and Resources. On 24 December 2010, GSLM received a decision by the Minister not to vary EL14/2009 to cover the remaining 10 prospective structures, independently, valued at approximately US$1.1 billion at $5 per barrel (or potentially $22 billion at today’s prices). GSLM has appealed the Minister’s decision which is before the Mining Tribunal of Tasmania.

As at 1 June 2011, GSLM has received notification from the Director of Mines (DOM) that GSLM’s application over the US$1.1 billion of assets, applied for part of the Exploration Release Area (ERA)

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Annual Report of Exploration Licence (EL) 14/2009

791 process during March 2011, was unsuccessful. GSLM has been notified that Terra Tasmania Resources Pty Ltd has been given priority for the application EL30/2011.

During March 2012, as part of Empire and GSLM’s ongoing technical and exploration evaluation review work, Global Exploration Services (United Kingdom) was commissioned to produce an independent professional opinion of the Geological Risk Assessment and Volumetrics reassessment of the present potential oil bearing assets of EL14/2009 in Tasmania. This comprehensive review reconsidered the riskings of the original 2008 Independent Competent Person (RPS Energy) report findings, including further detailed seismic analysis work and consideration of valid empirical and geological evidence omitted from the original report. This included the identification of potential Ordovician Larapintine reefs. As a result, the prospective resource estimates for the Permian-Triassic exploration play (Gondwana petroleum system) at the Bellevue and Thunderbolt prospects is now included in the re-evaluation, which has derived a total  potential  Mean Prospective Resources for oil from both the Gondwana and Larapintine petroleum systems at Bellevue of 349 MMB, and Thunderbolt of 151 MMB respectively. The assessment yields realistic prospect probabilities, with the chance of success revised for the Bellevue Gondwana Prospect at 24% and for the Bellevue Larapintine prospect increasing to 22%. Overall this demonstrates that the Bellevue well has a reasonable chance of success.  The Thunderbolt Gondwana prospect was reassessed deriving a chance of success at 22% and the Thunderbolt Larapintine prospect at 18% therefore also giving the Thunderbolt target a reasonable chance of success.

GSLM has experienced a number of unforseen and unanticipated events causing delays in undertaking further drilling activities and exploration since the end of term Special Exploration Licence (SEL) 13/98 on September 30, 2008. The main external factor was gaining access to the Bellevue #1 site. The new Land Owner Agreement (which forms part of the required Drilling Operations Plan) took significant time to be negotiated and established. A change of ownership of the land occurred around the time of the granting of EL14/2009. GSLM’s negotiation with the new land owners for a signed land agreement was completed in late December 2011. Given Tasmania’s diverse stakeholder interests, GSLM chose not to pursue access to the land through Mining Tribunal which would have delayed actions by a further 12 months. GSLM acted responsibly acknowledging its stakeholders social and environmental interests as it agreed to negotiate directly with land owner on their timing of implementation, access and terms. Other unforseen and unanticipated events causing delays are contained in the body of this report.

GSLM has prepared drilling operations plans and are co-ordinating details for the final logistics associated with the proposed drilling operations to resume at Bellevue #1 site which are now planned to commence mid 2012 and is subject to approved extension of licence; and operations will now be subject to extension of term of the exploration licence. The company has requested Hunt Energy Australia (Pty Ltd) (Hunt) to mobilise its MAC 650hp Rig to enable drilling to depth of up to 3,000m.

During February 2012, GSLM confirmed and booked Terrex Seismic to mobilise survey trucks which are now on Mainland, Australia. Terrex has agreed to re-mobilise to Tasmania for the 2D seismic survey now planned to resume June 2012.

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TABLE OF CONTENTS

PREFACE

i

EXECUTIVE SUMMARY

ii

TABLE OF CONTENTS

iv

1

INTRODUCTION

1

1.1

A Brief History of Exploration in the Tasmania (1915 to 1988)

1

1.1.1

Early Work

1

1.1.2

Bruny Island

1

1.1.3

Recent Exploration Activity

1

1.1.4

Historical Oil Companies Involved in Oil Exploration in the Tasmania Basin

3

1.2

Recent Exploration for Onshore Oil and Gas in Tasmania (1981 to 2009)

4

2

EXPLORATION ACTIVITY BY GREAT SOUTH LAND MINERALS LIMITED (2011 – 2012)

17

2.1

Summary of Exploration Completed

17

2.1.1

Background

17

2.1.2

Economic Evaluations/ Due Diligence

20

2.1.3

Issuance of EL14/2009

22

2.1.4

Summary of work completed

24

2.2

Preparation of Permitting for Bellevue and Thunderbolt

25

2.2.1

Change of Land Owner – Bellevue site

25

2.2.2

Land Owner Access Agreement - Bellevue

26

2.2.3

Update of Forest Practices Plan – Bellevue site

27

2.2.4

Bushfire Safety Requirements – Bellevue site

27

2.2.5

Eagle Nest Survey – Bellevue site

27

2.2.6

Drilling Operations Plan – Bellevue and Thunderbolt sites

28

2.3

Drilling and Seismic

28

2.3.1

Drilling Activities

28

2.3.2

Seismic Activities

29

2.3.3

Operational Matters

30

2.4

Proposed Exploration

31

2.4.1

Exploration Aims and Philosophy

32

2.4.2

Exploration Program

33

2.5

Environmental Impact Activities

35

2.6

Rehabilitation

35

2.7

Proposed Expenditure for Years 3-5

36

2.7.1

Itemised Expenditure Summary 2010-2012 for EL14/2009

37

2.7.2

Expenditure Summary 1984 to 2012

38

3

REFERENCES

40

4

APPENDICES

41

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FIGURES

Figure 1: Drilling at Andrews Bore, Bruny Island, 1915 (Tasmanian Mail, 29 June 1916 in Bacon et al., 2000).	1
Figure 2: Tasmanian Oil Bore No.1, drilled at Dambury Park near Launceston in 1939 by Producers Oilwell Supplies Ltd (in Bacon et al., 2000) (above left).	2
Figure 3: The drilling rig, imported by C.G.Sulzberger in 1963, on location at Parkers Ford, near Port Sorell (in Bacon et al., 2000) (above right) .	2
Figure 4: Drill Rig used to deepen Shittim#1 on Bruny Island in 1996 (in Bacon et al., 2000).	2
Figure 5: Aerial view of Hunt Rig #3 at the Bellevue#1 well site, northwest Lake Echo, 2009.	3
Figure 6: Seep distribution in Tasmania adapted from Bendall et al (1991), Annual Report, 1997.	4
Figure 7: Original SEL13/98 (black outline) covering 30,356 square kilometres during 1999 to 2004 (first 5-year term). Source: MRT.	6
Figure 8: Special Exploration Licence (SEL) 13/98 (indicated in red cross hatching) covering an area over 15,035km2. This SEL13/98 area was issued during 2004 – 2009 (second 5-year term). Source: GSLM.	7
Figure 9: Historical drill sites, pre-2000 within the Tasmania Basin.	12
Figure 10: EL14/2009 as applied for by GSLM on 30 September 2009 for approximately 7,513km2.	18
Figure 11: Primary Targets Block SEL13/98 (RPS Energy, 2008).	19
Figure 12: Dome structures interpreted from seismic data contained with the original EL14/2009 application.	20
Figure 13: Geological Risking & Volumetrics (GES, 2012, Appendix 21).	22
Figure 14: Exploration Licence 14/2009 as granted on 17 May 2010.	23

TABLES

Table 1: Claimed Special Exploration Licence (SEL) 13/98 Expenditure to meet the Licence conditions for the period during 1999-2000 (Year 1) to 2009 (Year 10).	8
Table 2: Stratigraphic boreholes completed by GSLM.	11
Table 3: Mandatory and Proposed Expenditures for SEL13/98 during 2004-2009.	15
Table 4: GSLM Prospective Resources. Source: RPS Energy (2008). Chance of Success (COS): Chance or probability of discovering hydrocarbons in sufficient quantity for them to be tested to the surface.	21
Table 5: Itemised Expenditure on EL14/2009, per line item, per quarter between 17 May 2010 to 17 May 2012.	37
Table 6: Summary of Expenditure 1984 to 2012.	38

APPENDICES

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Annual Report of Exploration Licence (EL) 14/2009

Appendix 1: GSLM Report to RPS Energy - London (22 June 2011)

Appendix 2: Report of Complaint to Integrity Commission (2 June 11)

Appendix 3: Report of Complaint to Ombudsman (17 June 11)

Appendix 4: Organisation of safe evacuation procedure

Appendix 5: Terrex Seismic contracts/proposals

Appendix 6: Questions - Legislative Council’s Estimates Committee Mining session

Appendix 7: Preparation of GSLM Activity Report for Kim Booth – Proof of Expenditure

Appendix 8: Review Drilling Operations Plan for TH#1

Appendix 9: Review Drilling Operations Plan for BV#1

Appendix 10: Report to Minister in response to intended revocation of EL14/2009

Appendix 11: BV#1 - Signed Land Owner Agreement with TLC

Appendix 12: BV#1 - Signed ‘Variation of Forest Practices Plan’ with TLC

Appendix 13: Liaising with engineer RE: Drill Rig availability for BV#1 and TH#1

Appendix 14: Various correspondence - seismic activities for Jan 2012 survey

Appendix 15: SEMF contracted to complete environmental studies, seismic survey

Appendix 16: KMR Drilling, Clean and cementing BV#1 work program

Appendix 17: Engineering – Various correspondence relating to drill rigs

Appendix 18: Road Traffic Management Plan for 2012 Seismic Survey

Appendix 19: Preparation of 2012 Seismic lines

Appendix 20: Potential Ordovician Reefs Tasmania EL14/2009 Project Summary

Appendix 21: Risk Assessment & Volumetrics

Appendix 22: Flyovers and visits to Bellevue, Thunderbolt, Mt Lloyd and Lonnavale

Appendix 23: Purchase of Land proposal at BV#1

Appendix 24: Bushfire Safety Requirements for Bellevue #1

Appendix 25: Correspondence - Hunt Energy for drilling BV#1 and TH#1

Appendix 26: Exploration Program (extract from original EL14/2009 application)

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1

INTRODUCTION

1.1

A BRIEF HISTORY OF EXPLORATION IN THE TASMANIA (1915 TO 1988)

1.1.1

Early Work

The story of oil and gas exploration in Tasmania has been a patchy one, dating from 1915 to the present time (Figure 1). From 1915 to 1939, and again in the 1960’s, several holes were drilled in Tasmania in the search for oil and gas (Figure 2 and Figure 3). However, most of the holes were drilled in the north of the State, and not in what is now currently referred to prospectivity as the Tasmania Basin. Most of the holes were shallow, due to the limitation in drilling techniques and equipment and the site and location of the exploration was often based on inadequate geological data (GSLM Annual Report, 1997).

1.1.2

Bruny Island

One of the most encouraging prospects occurred in 1929 when a report from the State Government’s Director of Mines, Macintosh Reid, stated what appeared to be reliable occurrences of oil being present at a place called Johnson’s Well on Bruny Island. In that year the Tasmanian Oil Company drilled a hole at Johnson’s Well and it is reported that amounts of oil were discovered at 30 metres depth.  However, the company collapsed with the stock market crash later that year and no further drilling work was done on that site until 1995 (Figure 4). (GSLM Annual Report, 1997)

1.1.3

Recent Exploration Activity

Prior to 1984 very little research on the oil and gas potential of Tasmania was carried out. From 1984 onwards Conga Oil Pty Ltd, from 1988 Condor Oil Pty Ltd and subsequently from 1995 Great South Land Minerals Pty Ltd continued oil and gas exploration onshore in Tasmania, initiated a program of geological research, and have now proven that the State is a prospective oil and gas province (GSLM Annual Report, 1997).

Figure 1: Drilling at Andrews Bore, Bruny Island, 1915 (Tasmanian Mail, 29 June 1916 in Bacon et al., 2000).

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Annual Report of Exploration Licence (EL) 14/2009

Figure 2: Tasmanian Oil Bore No.1, drilled at Dambury Park near Launceston in 1939 by Producers Oilwell Supplies Ltd (in Bacon et al., 2000) (above left).

Figure 3: The drilling rig, imported by C.G.Sulzberger in 1963, on location at Parkers Ford, near Port Sorell (in Bacon et al., 2000) (above right).

Figure 4: Drill Rig used to deepen Shittim#1 on Bruny Island in 1996 (in Bacon et al., 2000).

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Annual Report of Exploration Licence (EL) 14/2009

Figure 5: Aerial view of Hunt Rig #3 at the Bellevue#1 well site, northwest Lake Echo, 2009.

1.1.4

Historical Oil Companies Involved in Oil Exploration in the Tasmania Basin

Many companies have been involved or floated on the basis of recorded sightings. Several instigative drilling programs at seepage sights – a high risk and blind wildcat procedure were completed. The companies were:-

•

Port Davey Mineral and Oil Prospecting Syndicate

1915

•

The Asphaltum Glance and Oil Syndicate

1915

•

The Bruny Island Oil Company

1916

•

The Tasman Oil Company

1921

•

The Mersey Valley Oil Company

1922

•

The Adelaide Oil Exploration Company

1922

•

The Tasmanian Oil Company

1929

•

The Austral Oil Drilling Syndicate

1936

•

Producers Oilwell Supplies

1939

•

Nudec Pty. Ltd.

1965

•

E.Z. Company Pty. Ltd.

1965

•

B.H.P. Ltd.

1980

•

Conga Oil Pty. Ltd.

1984

•

Condor Oil Investments Pty. Ltd.

1988

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Annual Report of Exploration Licence (EL) 14/2009

1.2

RECENT EXPLORATION FOR ONSHORE OIL AND GAS IN TASMANIA (1981 TO 2009)

Modern exploration in the Tasmania Basin commenced when the Broken Hill Proprietary Company was awarded an exploration licence on 15 April 1981, to explore for coal, oil and gas based on the discovery at the Styx River of the tasmanites oil shale seeping oil in outcrop. Mobil Energy Australia subsequently farmed in and worked the licence until 15 April 1984 at which time the licence was relinquished.

In June 1984, the recent phase of oil and gas exploration commenced when Conga Oil Pty Ltd (Conga Oil), the earliest predecessor of Great South Land Minerals Limited, acquired part of the D’Entrecasteaux Region of Southern Tasmania in order to verify old hydrocarbon seeps and drilling reports (Figure 6).

0
50 km
0
30 miles
Older than Tasmanian Basin
Tasmanian Basin
Permian sourced tar
Drill holes oil shows
Drill holes gas shows
Drill holes - oil shows unverified or in doubt
Tar
Oil seeps from Permian outcrop
Oil seeps
Gas seeps
Reported seeps - unverified or in doubt

Figure 6: Seep distribution in Tasmania adapted from Bendall et al (1991), Annual Report, 1997.

Conga Oil continued to acquire exploration rights over a large part of Southern Tasmania. In 1988, Conga Oil’s initial licence area covering 49 square kilometres was incorporated into a new permit that covered an area of 3,500 square kilometres. Condor Oil Investments Pty Ltd (Condor) (another predecessor of GSLM) and Conga Oil continued to explore this area until 1995 when it formed Great South Land Minerals Pty Ltd and assigned the permit to Great South Land Minerals Pty Ltd. After

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Annual Report of Exploration Licence (EL) 14/2009

receiving two other licences, Great South Land Minerals Pty Ltd held a total area of 12,000 square kilometres. In March 1998, Great South Land Minerals Pty Ltd changed from a private company to a public company, Great South Land Minerals Limited (GSLM), by way of a special resolution approved by shareholders. A new, enlarged Special Exploration Licence (SEL) 13/98 was formed from the three prior exploration licences and GSLM continued to explore these areas for an initial 5 year period until SEL13/98 officially expired on 18 May 2004 (1999 to 2004 Figure 7). SEL13/98 was further extended by the Minister for Mines for a second 5-year term which was to expire on 30 September 2009 (2004 to 2009 Figure 8).

SEL13/98 initially comprised 30,356 square kilometres and covered the whole Tasmania Basin or about half the State. On the 28 October 2004 (Figure 7), SEL13/98 was reduced in size to cover an area of 15,035 square kilometres (Figure 8). The terms of the SEL13/98 renewal required an exploration expenditure of AU $21.5 million over five years.

Figure 8 is a map of Tasmania illustrating the area covered by SEL13/98 second 5-year tenure (2004-2009). The cross-hatched area highlighted in the centre of the map is the area within Tasmania in which SEL13/98 permits GSLM to conduct exploratory work to uncover potential petroleum reservoirs suitable for developing in the future.

As a condition to the granting of the SEL13/98, the Department of Infrastructure, Energy and Resources Tasmania required that GSLM satisfy a specific schedule of expenditures, and indicated that failure in any given year, as at 1 October, to perform at least 80% of the required expenditures for that year, would be grounds for terminating the leasehold. The schedule is set out below in Table 1.

GSLM and its predecessor companies have spent over AU$50 million dollars on exploration activities and meeting licence conditions (Table 1). These activities have so far established the presence of three significant petroleum systems, including the Larapintine Petroleum System, the Gondwanan Petroleum System and the existence of a third system through the discovery of dry gas and Helium in the Pre-Cambrian rocks in the Hunterston drill hole. In identifying these petroleum systems, GSLM has proved the presence of quality source rocks, including the Tasmanite oil shale which is an oil and gas source rock and is used as the world standard for Type 1 kerogen, that are thermally mature for the generation of gaseous and liquid hydrocarbons. This determination shows that hydrocarbons have been generated, expelled and migrated into potential reservoir units (It has been calculated that 150 billion barrels of oil have been generated based on direct geochemical analysis). Although recent seismic data has shown the potential for trapping mechanisms, the company undertook additional gravity and seismic work to identify potential drill targets. GSLM continues its exploration activities with exploration drilling & stratigraphic coring activities being planned in strategic locations.

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Annual Report of Exploration Licence (EL) 14/2009

410000
460000
510000
560000
610000
5450000
5400000
5350000
5300000
5250000
5200000
5150000
Coordinate Datum - GDA94 MGA Zone 55
Tasmania
Department of Infrastructure
Energy and Resources
Mineral Resources Tasmania

SEL13/1998 (as originally granted)
Vicinity of Central Tasmania

0 20 40 60 Kms

1:1500000

GDA

Figure 7: Original SEL13/98 (black outline) covering 30,356 square kilometres during 1999 to 2004 (first 5-year term). Source: MRT.

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Annual Report of Exploration Licence (EL) 14/2009

Figure 8: Special Exploration Licence (SEL) 13/98 (indicated in red cross hatching) covering an area over 15,035km2. This SEL13/98 area was issued during 2004 – 2009 (second 5-year term). Source: GSLM

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Annual Report of Exploration Licence (EL) 14/2009

Table 1: Claimed Special Exploration Licence (SEL) 13/98 Expenditure to meet the Licence conditions for the period during 1999-2000 (Year 1) to 2009 (Year 10).

Year	Company	GSLM Expenditure	Licence Requirement
2000	Great South Land Minerals Ltd	$ 122,157.98	*$ 8,000,000
2001	Great South Land Minerals Ltd	$ 2,967,850.85
2002	Great South Land Minerals Ltd	$ 1,965,128.46
2003	Great South Land Minerals Ltd	$ 1,356,343.36
2004	Great South Land Minerals Ltd	$ 260,874.11
2005	Great South Land Minerals Ltd	$ 18,154,157.08	**17,200,000
2006	Great South Land Minerals Ltd	$ 8,803,197.07
2007	Great South Land Minerals Ltd	$ 3,205,507.81
2008	Great South Land Minerals Ltd	$ 9,074,898.00
2009	Great South Land Minerals Ltd	$ 4,941,541.80
Total		$ 50,851,656	$ 25,200,000

*AU $8 million Licence expenditure requirement over the first 5-year term over SEL13/98, which includes the costs associated with the public float of GSLM (refer to condition 6 in SEL13/98; The licencee must proceed with the public float of GSLM…). Part of these public float costs are included during 2005 expenditure.

**Mandatory Licence expenditure requirement over the second 5-year term over SEL13/98.

In its exploration for coal under the coal exploration lease, Mobil Energy Australia commenced drilling operations, preceded by a ground based magnetic survey, on 2 October 1983 resulting in five holes totalling 987.75 metres, 814.19 metres of which was cored.

The drilling targeted two horizons in the Permian sequence:

•

Cygnet Coal Measures equivalents; and

•

Faulkner Group containing the Mersey Coal Measures equivalents.

Sedimentological studies were also undertaken to enable, in conjunction with the additional stratigraphic information, an environmental map of the Permian geology to be drawn, and to make recommendations on future drilling.

Conga Oil began work in 1984 and during the period to 1987 focused most of its work on undertaking reviews of the basin. During 1987, after a reported seepage was relocated and analysed, the company began a systematic exploration program in the region. Recognising the need to map sub-dolerite structures, Conga Oil first attempted to extend the gravity and magnetic databases in the Tasmania

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Annual Report of Exploration Licence (EL) 14/2009

Basin. Although this helped in defining regional trends and lineations, the lack of subsurface control and the limitations of the methods themselves restricted the usefulness of these techniques for identifying potential hydrocarbon traps.

The work completed by Conga Oil established that:

Oil had definitely been generated and that active seeps were observed in certain areas;

•

Source rock studies of vitrinite reflectance, direct geochemical analysis and conodont Colour Alteration indices confirmed that Ordovician carbonates exposed around the region were within the oil window;

•

Permian and younger rocks blanket most of the region and obscure distribution; and

•

Basin development began in the late Pre-cambrian and was most active in the Cambrian, but continued up to Middle Devonian times.

After 1988, exploration continued in the newly incorporated and expanded area of Conga Oil’s licence. Despite earlier discouraging seismic acquisition data results, due predominantly to the widespread coverage of dolerites onshore Tasmania, Conga Oil attempted to acquire three kilometres of seismic data at South Arm (Hobart, Tasmania) and seven kilometres on North Bruny Island in the vicinity of Johnson’s seep. Additionally, 256 kilometres of seismic data was acquired offshore in Storm Bay utilising the Australian Geological Survey Organisation (AGSO’s) rig seismic vessel.

In 1991, Malcolm Bendall prepared the ‘Recent developments in exploration for oil in Tasmania’ (Bendall et al, 1991) and presented this paper to three International Journals (Australian Petro Exploration Association (APEA), Geochimica and Gondwanan symposium). Additionally, another paper (Bendall et al, 2000) was presented at the APEA conference in 2000.

In 1992, Condor took over responsibility for exploration and during this period up to and including 1994, produced several consultants’ reports (refer to Appendices within the 1994 Annual Report). During 1994, the stratigraphic wells, Shittim#1 (1,751m) and Gilgal#1 (50m), were drilled on Bruny Island.

During 1995, when Condor incorporated Great South Land Minerals Pty Ltd, Condor gave Great South Land Minerals Pty Ltd the role of exploration project manager and Condor became an equity holder in Great South Land Minerals Pty Ltd. Great South Land Minerals Pty Ltd initiated collaborative studies with a number of individual consultants and agencies that added a considerable amount of data and improved the company’s understanding of the basin. These entities included: The Department of Mineral Resources which undertook a regional gravity survey, rock evaluation studies, honours students at the University of Tasmania provided basin studies, Shell Development Australia reprocessed some earlier seismic data, BHP provided analyses in oil geochemistry, the state Mines Department acquired gravity and seismic data, CSIRO provided analyses of seep studies and geochemistry and completed studies on the maturation and depositional environment of the tasmanite oil shale (Revill et al.1994).

At the request of the Mineral Resources Tasmania (MRT), Great South Land Minerals Pty Ltd employed an independent consultant, Robert Young, (Former Chief Geologist of Getty Oil) to assess the significance of the gas encountered at Shittim#l. The consultant concluded the hole had established that a seal, reservoir and gas were present, and that the results encouraged further investigation of the basin depocentre located in central Tasmania. On the basis of this report, Great South Land Minerals Pty Ltd then focused its exploration activities in this area of the basin. Concurrent with this work,

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Annual Report of Exploration Licence (EL) 14/2009

Trent J. Woods, University of Tasmania, investigated the timing of potential hydrocarbon generation from Paleozoic sediments and the characterization of potential reservoirs of the Lower Parmeener Supergroup.

During late 1995, the Australian Geological Survey Organisation (AGSO) undertook a land-based seismic survey over parts of the basin. During 1995, a third stratigraphic well, Jericho#1 was pre-collared and drilled to a depth of 640m on Bruny Island (only 100m away from the 1929 oil seep and drill hole at the Johnsons site)(Annual Report,1995).

The stratigraphic holes were located for the following reasons:

•

Onshore and offshore seismic existed in the area and needed velocity control, which was only obtainable by a down-hole shot so that previous processing could be repeated with actual real velocities;

•

Historic records indicated that the area had numerous seeps of both oil and gas and that at least five shallow wildcat holes had been drilled but were depth limited because of previous technology;

•

Results of gravity and magnetics surveys indicated that North Bruny Island is located on a basement high with a good potential regional trap for oil and gas;

•

Modern geochemical oil exploration methods indicated that there were crude oil seeps in creeks and around old drill sites that warranted investigation; and

•

A Mines Department hole on the neck of Bruny Island had discovered oil in loose sand at 30 metres depth.

 All three holes recorded petroleum hydrocarbons in a gaseous state:

•

Shittim#l recorded Helium, tar with zeolites in the fractured dolerite and gas from 810 metres depth. The hole was drilled onto 1,751 metres, reaching the unconformity;

•

Gilgal#l recorded gas at its total depth of 51 metres; and

•

Jericho#l recorded gas from 15 metres to the bottom of the hole at 228 metres.

Between 1995 and 2002, GSLM drilled seven stratigraphic wells, all with hard rock diamond core rigs. The results of these wells are summarised in Table 2.

Figure 9 shows some of the historical stratigraphic boreholes drilled prior to 2000.

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Table 2: Stratigraphic boreholes completed by GSLM.

Borehole	Type	Spud Year	Total Depth (mKB)	Purpose	Hydrocarbon Indications (gas% corrected for air, nitrogen and CO2 contamination	Formation at Total Depth	Age
Gilgal-1	Diamond core	1995	51	Stratigraphic Test	Shallow gas	Abels Bay	Late Permian-
Shittim-1	Diamond core	1995	1,751	Stratigraphic Test	Methane max. 31%, Ethane max. 2.12% traces C3-C6. Helium up to 4.8%. Flowed, Flared and Sampled.	Phyllite and quartzite	Proterozoic
Jericho-1	Diamond core	1995	640	Stratigraphic Test	Methane max. 10%, Ethane max. 1.26% traces C3-C6. Helium detected.	Bundella Fm	Permian
Lonnavale-1	Diamond core	1997	557	Stratigraphic Test	Methane max. 1.8%, Ethane max. 0.35% traces C3-C6.	Ferntree Fm	Permian
Pelham-1	Diamond core	1997	503	Stratigraphic Test	Methane max. 1%,	Bundella Fm	Permian
Hunterston-1[3]	Diamond core	19972002	Precollar (336) 1,324	Stratigraphic Test	Methane and Ethane traces C3-C6 Helium >1%.	Dolomitic siltstone	Proterozoic
Bridgewater-1	Diamond core	1997	252	Stratigraphic Test	No sampling was completed	Ferntree Fm	Permian

Source: Adapted from RPS Energy (2008).

1 Isotopic analysis of the methane at Jericho-1 showed it to be thermogenic in origin.

2 All gas measurements are air, nitrogen and CO2 corrected. The estimation of CO2 content may result in error. Samples were collected in various ways and sent to a laboratory for gas chromatograph analysis. The amounts above are subject to error and should be treated as qualitative.

3 All the wells were drilled with a mineral rig with BOP attached, all were mud logged.

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Historic Drill Site Locations

LAUNCESTON
ZEEHAN
HOBART
Bonney's plain
Douglas River
Bicheno
Ross #2
Tunbridge
Ross #1
Hunterston
Pelham
Bridgewater
Ai
Eaglehawk Neck
Woodbridge
Jericho
Shittim
Gilgal
LEGEND
Historical Drill Site Locations
Joint Venture Area
SEL 5/2005
SEL13/1998
N
0
20
40
miles
0
20
40
kilometers

Figure 9: Historical drill sites, pre-2000 within the Tasmania Basin.

During 1996, Great South Land Minerals Pty Ltd contracted Robert S. Young, previously Chief Petroleum Exploration Geologist for Getty Oil, to review the potential of oil and gas in the Tasmania onshore Basin. The primary focus of Young’s review involved analysing the work undertaken up to that date from a petroleum systems perspective. In this sense, he set about identifying whether the basic building blocks for the potential commercial production of hydrocarbons existed within the Tasmania Basin.

Young concluded that:

•

With some 270 seeps and shows, which have been studied geochemically and have identified at least four mature oils, that it was very probable there are several possible hydrocarbon sources in the Tasmania Basin. Geochemical comparisons of seeps show that the most likely source would be the Ordovician of the Gordon Group Limestones. Ratios of C27:C28:C29 Steranes are identical between seeps of the Bruny Island Johnson well (100m to the south west of Jericho#1) and the Ordovician Gordon Limestone and the predominance of

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C27 Steranes and the abundant diasteranes in Tasmanian bitumens suggest a widespread algae– and clay– rich source rock;

•

Conodont's colour indicates that much of the Gordon Limestone, particularly in central and southern Tasmania, is in the oil and gas windows. This limestone is expected to underlay Permian and Triassic sediments in much of the Tasmania Basin. He also included the Permian Quamby Mudstone, “Freshwater Sequence” and Preolenna coal Measures as other potential source rocks. In all three rock units of which the total organic carbon may reach 25%, vitrinite reflectance data and fossil pollen colours show that these source rocks are within the oil window over large areas of the basin;

•

Reservoirs are very easily envisioned in the shallow marine Ordovician Limestones as palaeokarsts, reefal or fractural. Since limestones are considered source material, migration would be minimal. Additional potential reservoirs are within the Siluro-Devonian sandstones of the Eldon and Tiger Range Groups and within sandstones of the Permian Bundella Formation, Faulkner Group and Liffey Sandstone of the Lower Parmeener Super Group. Measured porosities in the Faulkner and Liffey are 13% and 12% respectively, while other Permian sandstones in the northern area of the licence have porosities averaging 16% and horizontal permeabilities ranging up to 386 millidarcies;

•

Evaporites are most efficient seals mainly because they offer very little or no pore space; however, the long-term sealing properties of very fine grained, water wet porous rocks such as shales are also remarkably efficient in the absence of open fractures. This is due to the displacement pressure- barrier effect created by capillary pressure between oil and water in rock pores. It is anticipated that the Ordovician Limestones reservoirs would be sealed by additional limestone within the Gordon Group or by the Turo Tillite above the unconformity. Good seals of shale and silts are found throughout the Permian-Triassic sedimentary sequence. The Jurassic dolerite sills also make excellent cap rock for the Permian-Triassic reservoirs;

•

Defining traps and structural features within the basin is very difficult to impossible without good reflection seismic records. To date, there has been very little reflection seismic data and most of the data is poor quality due to the extensive dolerite cover over a large part of the basinal sediments. Relatively good quality seismic data has been obtained in areas where the dolerite cover is thin or absent. The results of the seismic work on the TASGO project show that an improvement in data quality and penetration of recordings through the dolerite can be achieved and this will aid in better defining structural traps. The present gravity and magnetics, which have been extensively used to date, have been able to define regional structural elements of mostly Paleozoic structures in the Permian, or younger, are probably going to be faulted, and of low relief; and

•

Except in unusual circumstances, most un-trapped oil in sedimentary basins originates from synclinal drainage areas that surround the trap itself. Thus, migration distances commonly range in tens rather than hundreds of miles, particularly on strongly structured or faulted basins.

During 1997, four stratigraphic wells were planned and drilled. Lonnavale#1 was pre-collared and drilled to 557m; Hunterston#1 was pre-collared and drilled to 336m (and subsequently drilled to 1,324m during 2002); Bridgewater#1 was pre-collared and drilled to 252m and Pelham was pre-collared and drilled to 503m.

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During 2001, GSLM completed 660 line kilometres of regional seismic survey over part of the area of SEL13/98 (only 600 line kilometres was required under condition 9 of SEL13/98). At the conclusion of the seismic program, GSLM submitted an environmental report to the Department of Primary Industry, Water and the Environment’s Threatened Species Unit. The preliminary results of the interpretation identified several potential anticlinal/domal traps. Two small anticlinal structures were identified in the Parmeener Supergroup beneath the Longford basin and one in the Tertiary infill of the Longford Basin. Six potential traps were recognised in the Central Highlands area where gently dipping anticlines in the Parmeener almost directly overlie and reflect more steeply dipping anticlines beneath the Devonian unconformity. These Devonian structures are probably mainly within the Wurawina Supergroup and contained within the Devonian fold-thrust belt. Based on the seismic results, GSLM planned a 1,075 line kilometres program designed to acquire further regional data to define structures identified during the prior survey and to place lines close to wells that were drilled and pre-collared in 1997. This survey started in April 2006 and only 152 line kilometres were acquired within the Central Highlands of Tasmania due to:

•

Bad weather conditions, additional traffic management requirements and light requirements (i.e. started one hour later and finished one hour earlier each day than the TB01 survey) disproportionally affected the amount of seismic line kilometres able to be acquired (only 50% of GSLM’s previous survey);

•

Changes of acquisition parameters to get an increased in frequency range and increase in fold (number of times acquisition was repeated) lead to a decrease in seismic line kilometres acquired to improve the quality of data so it could be interpreted to the bottom of the dolerite and reservoir sequences.

On 10 May 2002, GSLM entered into a joint venture agreement with OME Resources Australia Pty Ltd under which OME earned a joint venture interest in SEL13/98 by conducting drilling and related work. Stage 1 of the work related to the expenditure of AU$1,000,000 to complete the deepening drilling/coring of Hunterston#1 well and other activities for a 5% interest in the licence. A dispute between GSLM and OME arose as to valuation of work done by 30 September 2002, the result of which was the assignment to OME of all coal bed methane rights in the SEL13/98 tenement in full satisfaction against any potential claims.

During July 2002, Empire entered into an agreement to acquire Great South Land Minerals, Limited. This fulfilled the requirement of condition 6 The licencee must proceed with the public float of GSLM… noted in SEL13/98. The merger was completed on 15 April 2005 by issuing 62,426,782 shares of Class A common stock, after which former shareholders of GSLM owned approximately 95% of the outstanding shares of Empire.

During 2002 and 2003, GSLM continued to work on the 2D seismic data acquired during 2001 and completed a report on an analysis of the Longford Sub-basin. GSLM also obtained approval to re-enter and deepen the Hunterston#1 stratigraphic well to 1,700m. The well was eventually terminated at a depth of 1,324m, which was carried out as part of the OME joint venture. Hydrocarbon gas was noted at various depths while coring and analyses of gas samples confirmed the presence of Helium gas (>1.0%) from the formations below the Tasmania Basin (Table 2). The Hunterston#1 cutting gas, trip gas and shows were similar to those encountered in Shitim#1 (which was flared). GSLM applied to MRT for permission to flare the gas in both Permian and Pre-cambrian section of the Hunterston#1 well. Permission to flare the gas was denied by MRT on the basis it was dangerous, but as the same time, MRT informed the Minister for Mines (Hon. Paul Lennon) that the results were insignificant.

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During 2004, GSLM’s principal asset of over 30,356km2 (Figure 7) was reduced to 15,035 km2 (approximately a 50% reduction in size - Figure 8). The second 5-year term of the SEL13/98 have been contractually agreed with MRT, the local authority under the Department of Infrastructure, Energy and Resources of Tasmania (DIER). GSLM had expenditure obligations under these licence conditions. The conditions required scheduled reported expenditure of AU$21.5 million (and Mandatory Expenditure of AU$17,200,000), by 30 September 2009 (Table 3). The company has accumulated expenditure to in excess of AU$50 million; meeting licence conditions (Table 1).

Table 3: Mandatory and Proposed Expenditures for SEL13/98 during 2004-2009.

Year	Expenditure	Cumulative Expenditure	Mandatory Expenditure
1	$5,341,000	$5,341,000	$4,272,800
2	$3,020,000	$8,361,000	$6,688,800
3	$4,799,000	$13,160,000	$10,528,000
4	$6,530,000	$19,630,000	$15,752,000
5	$1,810,000	$21,500,000	$17,200,000

During 2007, Terrex Seismic completed a AU$4.4 million (direct costs to Terrex) 2D seismic survey which was additional to the approximate AU$2.23 million 2006 program and the 660 line kilometres survey that GSLM acquired during 2001. A total of 1,149 line kilometres has been acquired over SEL13/98. These surveys have indicated the presence of over 15 (possibly 50) structures which have the potential to have trapped oil and gas. The two largest (70km x 30km) structures being the Bellevue Dome (anticline) and the Thunderbolt Dome (anticline), structures over 2,100km2 in area, and have the potential to contain substantial volumes of oil and gas.

The seismic program commenced on a 58.76 line kilometre survey area in Tasmania around the township of Zeehan in March 2007. The information obtained from this activity on an outside area assisted with the interpretation of the seismic signature of deeper rock sequences under the Tasmania Basin, which we have classified as being within the Larapintine petroleum system. It is one of three petroleum systems currently identified as prospective onshore Tasmania. The first is the Gondwanan petroleum system and is analogous to the Cooper Basin (in central Australia) and Eromanga Basin which was discovered in the early 1960’s and supply gas to Adelaide, Melbourne, Sydney and Brisbane. The Larapintine system is analogous to the Amadeus Basin in Central Australia which supplies gas to Darwin (Northern Territory). The third system is analogous to methane gas discovered in the Pre-cambrian (700,000 million year old) dolomites in the McArthur River area, Northern Territory.

With our consultants, GSLM reviewed the geology and geophysics of the Central Highlands of Tasmania, using data acquired from the 2001, 2006 and 2007 seismic surveys and previous extensive regional ground gravity and aerial magnetic surveys acquired during the last 20 years (this data has been interpreted by David Leaman from Leaman Geophysics Pty Ltd).  This work assisted in further defining drilling targets and the basis of well location, design and engineering. GSLM also coordinated a more detailed prospect definition gravity survey to assist with the interpretation and

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analysis of the seismic results. The gravity data was acquired by independent contractor Solo Geophysics Pty Ltd.

During the fourth quarter of 2007, GSLM performed additional seismic surveys in certain areas identified by the prior 2D survey as the apex of potential targets that have potential oil and gas traps. GSLM then engaged in planning and costing 3D seismic surveys to supplement and expand earlier data with the view of assisting in the management of an extraction plan should our exploration wells be successful in discovering reserves which can be produced.

During 2008, international geosciences consulting company RPS Energy prepared an updated Competent Person’s Report, suitable for inclusion in a prospectus, on GSLM’s tenement and Beacon Equity prepared a research report on Empire Energy that covered GSLM’s activities.  During early 2008, final site selection was carried out for drilling exploratory wells using previously acquired geological, geophysical and geochemical data. Extensive environmental, forestry, heritage, archaeological, acoustic, hydrogeological and engineering studies were carried out on the Bellevue and Thunderbolt structures and sites at Bellevue and Thunderbolt were selected.  A management system audit of Hunt Energy and GSLM was carried out in August 2008, and drilling plans for Bellevue#1 and Thunderbolt#1 were submitted to MRT. Approval to drill both exploratory wells was obtained. Preliminary investigations were also carried out at the Lonnavale#1 well site.  Extensive site work began at Bellevue#1 in July and August 2008.

In July 2008, with the financial guarantee of our Chief Executive Officer, we obtained a secured loan in the amount of AU$5 million from Smart Win to pursue the drilling program on SEL13/98. Initial draw on this loan of approximately AU$2.7 million allowed mobilisation of the drilling contractor, prepaid initial drilling cost and provided working capital to the company. Additional drawing under this note was expected to fund the drilling program (once the drill rig was onsite at Bellevue#1) and complete at least the first well. In conjunction with this note, Empire/GSLM agreed to a memorandum of understanding that could bring up to AU$45 million to the drilling program in exchange for up to a 50% interest in the licence property.

During August and September 2008, GSLM commenced drilling on the Bellevue#1 site and completed the pre-collar hole to 272 metres. The initial air hammer rig was removed to make way for the deep drilling exploration Hunt Energy rig to move on site to finish the well to 2,600m. Onsite inspection of the Hunt Energy Rig#3 was conducted by MODUSPEC whose report on the condition of the rig was received on the 30 December 2008. The combination of the failure of Smart Win to advance the remaining AU$1.1 million due under the AU$5 million note and the effects of the global financial crisis resulted in the delay of the drilling program until winter. The winter weather conditions at the Bellevue#1 well site further compounded the delays to the drilling program. As a result, GSLM was unable to complete the scheduled drilling program by 30 September 2009 and were not permitted to drill at Bellevue #1 site until Exploration Licence (EL) 14/2009 was granted, and new drilling Permits issued by MRT.

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2

EXPLORATION ACTIVITY BY GREAT SOUTH LAND MINERALS LIMITED (2011 – 2012)

2.1

SUMMARY OF EXPLORATION COMPLETED

2.1.1

Background

GSLM and its predecessors has expended in excess of AU$64 million of capital investment in Tasmania.

On 30 September 2009, GSLM made application to MRT for an area representing 49% of the 2nd 5 year term of SEL13/98, covering 7,513 km2 over the most prospective areas of interest arising from prior exploration activities (Figure 10). In particular, this included twelve oil and gas bearing structures or leads that have been independently verified and reported by leading Oil and Gas experts, RPS Energy (refer to Figure 11, Figure 12 showing location of structures).

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Annual Report of Exploration Licence (EL) 14/2009

EL
CENTRAL TASMANIA
0 10 20 30 40
Mining Leases
GDA

Figure 10: EL14/2009 as applied for by GSLM on 30 September 2009 for approximately 7,513km2.

Furthermore, GSLM commissioned RPS Energy to complete an Economic Evaluation of the Bellevue and Thunderbolt Prospects within SEL13/1998 which was subsequently completed during December 2009. Although, the valuation was conducted only over two of GSLM’s twelve structures, the report adopts an Expected Monetary Value (EMV) approach using a probability tree methodology to model the range of possible outcomes for the assumed developments by GSLM.

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Annual Report of Exploration Licence (EL) 14/2009

Cressy Rise
Gondwana Petroleum System
Bracknell Dome
Gondwana Petroleum System
Nile River
Quamby Fault Block
Hummocky Hills
Hummocky Hills Extension
Gondwana
Petroleum System
Macquarie River
Stockwell
Bellevue Anticline
Larapintine
Petroleum System
Steppes
Butlers Rise
Gondwana
Petroleum System
Interlaken
Gondwana
Petroleum System
Thunderbolt Anticline
Larapintine
Petroleum System

Primary Targets
SEL 13/98

Figure 11: Primary Targets Block SEL13/98 (RPS Energy, 2008).

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Bellevue #1
Thunderbolt #1
Proposed Exploration Licence Area - 7,513 km2
SEL 13/98 - 15,035 km2
2001 2D Seismic (659 km acquired)
2006 2D Seismic (152 km acquired)
2007 2D Seismic (345 km acquired)
>15 Dome structures interpreted from the seismic data
Commenced & Proposed Exploration Wells
0
50
100
kilometres

Figure 12: Dome structures interpreted from seismic data contained with the original EL14/2009 application.

On the 15 February 2010, GSLM received a letter and accompanying map from MRT showing the possible licence area (in two parts) which covered 18% of the Bellevue and Thunderbolt domes. This was unsatisfactorily noted by GSLM to MRT, as it did not completely cover all of GSLM’s twelve prospective structures that were included in the application (Figure 12). This was of great concern to GSLM since over the past 10 years, GSLM and Empire have expended in excess of AU$50million (Table 1) of capital investment in Tasmania on the basis it could secure the more prospective areas identified as an exploration licence in a contract it had with MRT prior to the granting of SEL13/1998.

2.1.2

Economic Evaluations/ Due Diligence

RPS Energy Pty Ltd (RPS), one of the world’s leading independent expert suppliers of oil and gas evaluations, prepared a Competent Persons Report indicating that the undiscovered prospective oil and gas resource contained within the structures identified by GSLM’s geophysical and seismic work was 668 million barrels. The domes and undiscovered resources are identified in Figure 11, Figure 12 and Table 4. After extensive due diligence WHK Denison (WHK), a major Australian accounting firm, gave Empire/GSLM an undiscovered prospective resources valuation of $3.3 billion based on US$5 per barrel. Based on GSLM’s current undiscovered prospective resource estimates, this results in a significant valuation of $3.3 billion. This confirms GSLM’s findings and belief developed over these past ten years through our diligent work and significant AU$50 million investment meeting the licence conditions of SEL13/98.

The Prospective Resources for twelve primary prospects and leads within the SEL13/98 block are summarised in Table 4. “Risk Factor” for Prospective Resources means the chance or probability of discovering hydrocarbons in a sufficient quantity for them to be tested to the surface.

Table 4: GSLM Prospective Resources. Source: RPS Energy (2008). Chance of Success (COS): Chance or probability of discovering hydrocarbons in sufficient quantity for them to be tested to the surface

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During 2012, as part of Empire and GSLM’s ongoing technical and exploration evaluation review work (Appendix 20 and Appendix 21), Global Exploration Services (United Kingdom) was commissioned to produce an independent professional opinion of the Geological Risk Assessment and Volumetrics reassessment of the present potential oil bearing assets of EL14/2009 in Tasmania. This comprehensive review reconsidered the riskings of the original 2008 Independent Competent Person (RPS Energy) report findings, including further detailed seismic analysis work and consideration of valid empirical and geological evidence omitted from the original report. This included the identification of potential Ordovician Larapintine reefs. As a result, the prospective resource estimates for the Permian-Triassic exploration play (Gondwana petroleum system) at the Bellevue and Thunderbolt prospects is now included in the re-evaluation, which has derived a total  potential Mean Prospective Resources for oil from both the Gondwana and Larapintine petroleum systems at Bellevue of 349 MMB, and Thunderbolt of 151 MMB respectively (Figure 13).

The assessment yields more prospect probabilities, with the chance of success revised for the Bellevue Gondwana Prospect at 24% and for the Bellevue Larapintine prospect increasing to 22%. Overall this demonstrates that the Bellevue well has a reasonable chance of success.  The Thunderbolt Gondwana prospect was reassessed deriving a chance of success at 22% and the Thunderbolt Larapintine prospect at 18% (Figure 13) therefore also giving the Thunderbolt target a reasonable chance of success.

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Larapintine Petroleum System (Ordovician-Devonian)

RPS

Play Chance			Prospect Chance %		
RFs	%		RFs	Bellevue	Thunderbolt
Reservoir	48		Trap	70	50
Seal	100		Charge	80	80
Source/Migration	25		Reservoir	60	60
Play Chance	12		Seal	50	25
			Prospect Chance	17	6
Overall Chance				2.00	0.72

GES

Prospect Chance %		
RFs	Bellevue	Thunderbolt
Source	65	65
Reservoir	76	76
Trap	88	65
Timing/Mig.	60	50
Prospect Chance	26	16

RPS Model

Two-step process: 1) Play Chance and 2) Prospect Chance.

Play Chance - multiplication of three RFs (Risk Factors): 0.48*1.0*0.25= 12% or Risk= 1:8.

Prospect Chance - multiplication of four RFs: 0.7*0.8*0.6*0.5=17% or Risk= 1:6.

Overall Risk = product of play cance and prospect chance: 0.12*0.17=2%.

Note that three RFs (reservoir, seal, source/migration (charge)) are common to both play & prospect chance assessment.

The occurrence of common or shared geological factors results in double risking of certain factors.

As a result, the overall risk is much higher, as it is the serial multiplication of 7 RFs: 0.48*1.0*0.25*0.7*0.8*0.6*0.5 = 0.02 or 2%.

GES Model

Based on Chevron's Model (1997).

Probability of geologic success is the product of individual probabilities of occurrence of four basic factors.

Elements of risk are described as unfavourable (0.05-0.30); questionable (0.30-0.50); neutral (0.50); encouraging (0.50-0.70); and favourable (0.70-1.00).

Factors with equal probability of positive or negative outcomes are assigned a 50% (0.50) probability of occurrence.

Gondwana PS (Permian-Triassic) - GES

Prospect Chance %		
RFs	Bellevue	Thunderbolt
Source	80	75
Reservoir	70	70
Trap	70	70
Timing/Mig.	60	60
Prospect Chance	24	22

Mean Prospective Resources MMB Oil

	Permo-Triassic	Ordovician	Total
Bellevue	129	220	349
Thunderbolt	63	88	151
Total	192	308	500

TABLE 1 - TASMANIA : GEOLOGICAL RISKING & VOLUMETRICS

Figure 13: Geological Risking & Volumetrics (GES, 2012, Appendix 21)

2.1.3

Issuance of EL14/2009

On 17 May 2010 the Tasmanian Minister for Energy and Resources countersigned the documents to grant to GSLM Exploration Licence 14/2009, covering 3,108km2 of the onshore Tasmania Basin including the two main structures at Bellevue and Thunderbolt identified while operating under SEL13/98 (Figure 14). EL14/2009 requires expenditure of AUD$7.55 million and drilling of at least two wells over its two largest prospective areas during an initial licence term of two years. The government has advised GSLM that a further term can be granted if all the conditions of the licence are met or substantial work undertaken within the first 2 year tenure.

On the 28 May 2010, GSLM were made aware of a licence condition contained within EL14/2009 that it had to complete the drilling of Bellevue #1 during Year 1 of the Licence and Thunderbolt #1 during Year 2 of the Licence term. However, on the 3 September 2010, during a meeting between GSLM representatives and the Minister for Energy and Resources (which included other government representatives) it was confirmed by the Director of Mines that the drilling of Bellevue #1 and Thunderbolt #1 could be completed anytime during the first 2 years of its term.

Figure 14 (a), (b) and (c) shows the area of EL14/2009 (3,108km2) which permits GSLM to conduct exploratory work to prove up potential petroleum reservoirs suitable for developing the west and southwest portion included in former SEL13/98. EL14/2009 includes the two of the largest prospective areas (Bellevue & Thunderbolt) identified by the work completed under SEL13/98.

Independent consultants have estimated that the Bellevue and Thunderbolt structures could contain 447million barrels of undiscovered prospective resources (refer to CPR Report 2008, and Table 4 and

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Annual Report of Exploration Licence (EL) 14/2009

GES 2012 results - Figure 13 and Appendix 21). This undiscovered prospective resource has been valued at US$2.2 billion by independent experts who assumed a value discounted to US$5 a barrel. At an oil price of US$70 per barrel, this would potentially be a gross in-ground value of US$31 billion.

(a)       (b)       (c)

Figure 14: Exploration Licence 14/2009 as granted on 17 May 2010.

On the 19 April 2010, GSLM submitted a ‘Notice of Appeal’ to MRT regarding the Director of Mines notification and advertisement of his intention to recommend a reduced area to the Minister for Energy and Resources to exclude 80% of GSLM’s discoveries from 7,513km2 to 3,108km2. The Director of Mines recommendation was contrary to the area that GSLM applied for in its application submitted on 30 September 2009 and as discussed during a meeting held between representatives of GSLM and MRT on 21 December 2009.

On 11 June 2010, GSLM submitted a ‘Notification of Claim RE: Application applied for 7,513km2 vs area granted EL14/2009 for 3,108km2’ to MRT with respect to the 10 prospective structures that GSLM were not issued within its application submission  on 30 September 2009.

On 30 July 2010, GSLM submitted a ‘Variation of Area’ application and Claim to the Minister for Energy and Resources to vary EL14/2009 from 3,108km2 to 15,035 km2. This area was over the former SEL13/98 second 5-year term area and is deemed ‘prospective’ by GSLM due to the inclusion of all prospective oil and gas bearing structures.

On 24 December 2010, GSLM received a decision from the Minister for Energy and Resources declining the ‘Variation of Area’ application on the grounds that ‘the provision to vary licences is intended to give discretion for small boundary adjustments to licences. To add large areas of land would circumvent the processes set out in the MRDA for the grant and issue of licences after due process had been followed’. GSLM strongly disagrees with this statement and believes that due process was not followed in GSLM’s originating EL14/2009 application. A formal appeal was lodged during January 2011 with the Mining Tribunal of Tasmania regarding the decision by the Minister to not vary the area to include GSLM’s prospective structures. The Tribunal Hearing commenced on the 1 March 2011 and a Directions Hearing was held on the 15 March 2011. The matter remains unresolved as at the date of this report, 16 May 2012.

On the 21 January 2011, GSLM submitted two exploration/variation licence applications to MRT both covering the 10 defined structures.  The 10 structures that GSLM insists be restored are known as Bracknell Dome, Butlers Rise, Interlaken, Cressy, Hummocky Hills, Macquarie River, Nile River,

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Annual Report of Exploration Licence (EL) 14/2009

Quamby, Steppes and Stockwell (also refer to Table 4). These structures have been conservatively recorded in the books and accounts of GSLM in accordance with applicable USA and Australian Accounting Standards, and in accordance with the RPS Competent Persons Report and WHK Valuation as having a value of $1.1billion based on substantial discounting of the US$ price of oil as $5 per barrel (based on a recent market transaction).

GSLM believes it has legal and exploration rights to the remaining area included under SEL 13/98 based on the expiring licence and the company’s entitlement to a first right of refusal to apply for and be granted, the most prospective areas based upon works completed to date.

2.1.4

Summary of work completed

The following reports/correspondence was completed during the 2011-2012 reporting year under EL14/2009:

•

Report to RPS Energy in London - (Appendix 1)

•

Complaint to Integrity Commission (2 June 11) - (Appendix 2)

•

Complaint to Ombudsman (17 June 11) - (Appendix 3)

•

Organisation of safe evacuation procedure - (Appendix 4)

•

Terrex Seismic contract - (Appendix 5)

•

Preparation of background information and question suggestions for the Legislative  Council’s Estimates Committee Mining session, 27 June 2011- (Appendix 6)

•

Preparation of GSLM Activity Report for Kim Booth (Record of GSLM expenses during the past 10 years) and update on exploration for EL14/2009 - (Appendix 7)

•

Draft Drilling Operations Plan for Thunderbolt #1 - (Appendix 8)

•

Draft Drilling Operations Plan for Bellevue #1 - (Appendix 9)

•

Reply and submission of Minister in response to intended revocation of EL14/2009 (Appendix 10)

•

BV#1 - Signed Land Owner Agreement with TLC - (Appendix 11)

•

BV#1 -  Signed ‘Variation of Forest Practices Plan’ with TLC- (Appendix 12)

•

Liaising with engineer  RE: Operations Plan for BV#1 and TH#1- (Appendix 13)

•

Organising seismic activities for Jan 2012 survey - (Appendix 14)

•

SEMF contracted to complete environmental studies, seismic survey - (Appendix 15)

•

KMR Drilling,  Clean and cementing BV#1 work program - (Appendix 16)

•

Pectil Engineering in Hobart office to assist with preparation for Drilling Operations Plan - (Appendix 17)

•

Preparation & sign off of Road Traffic Management program for seismic, approved by Department of Infrastructure, Energy & Resources - (Appendix 18)

•

Preparation of seismic lines for submission to Terrex seismic survey booked for June 2012 – (Appendix 19)

•

Potential Ordovician Reefs Tasmania EL14/2009 Project Summary – (Appendix 20)

•

Risk Assessment &  Volumetrics - (Appendix 21)

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•

Site flyovers and visits to Bellevue and Thunderbolt (Mt Lloyd, Lonnavale, TH#1 and BV#1 inclusive) geological investigation assisted by Dr Bob Finlay - (Appendix 22)

•

Purchase of Land proposal at BV#1 - (Appendix 23)

•

Bushfire Safety Requirements for Bellevue #1 – (Appendix 24)

•

Engagement of Hunt Energy for drilling BV#1 and TH#1 – (Appendix 25)

•

Application for Petroleum EL – Work Program extract – 7,513km2 - (Appendix 26)

•

Communications and tender quotes from Hazell Brothers, Kellara Transport, ITAC,  AQUIS regarding logistics and rig mobilisation.

•

Preparation of seismic lines and liaison with Terrex Seismic for program consent.

2.2

PREPARATION OF PERMITTING FOR BELLEVUE AND THUNDERBOLT

During 2011-12, GSLM has been reviewing and updating its environmental studies/permit to enable the resumption of its drilling programs over Bellevue #1 and Thunderbolt #1 sites and to complete the goal of commercialising oil and gas within the Tasmania Basin. This has included a review of the environmental, threatened species (avian and fauna) archaeological, cultural, hydrological, acoustic and fire-risk assessments of its two primary potential drill sites at Bellevue #1 and Thunderbolt #1, and has obtained land-owner approval to access the Bellevue site after nine months negotiations with the new Landowner, The Tasmanian Land Conservancy (TLC).

Prior to the changeover from SEL13/98 to EL14/2009, GSLM had approved permits in place for Bellevue and Thunderbolt sites.  However, it was made mandatory, by MRT, under the issuance of EL14/2009 that new application for permits had to be submitted to MRT for approval, before any wells could be drilled.

Unforseen operational delays have been encountered during years 1 and 2 of EL14/2009 with 1) change in title of landowner restricting access to site the Bellevue #1 site, and 2) new Landowner, TLC, delayed signing a land access agreement until late December 2011, due to potential conflicts of interest with an interested philanthropic International entity wanting to diversify investment into green projects such as TLC on the pre-condition the area was to be excluded from mining/petroleum exploration.

GSLM has worked with the TLC to ensure that, whilst those negotiations were taking place, it granted TLC sufficient time to wilfully decide whether to proceed to allow GSLM to undertake exploration at Bellevue #1 site.  GSLM has invested significant resources into the pre-existing Bellevue #1 site that an alternative site could not be established that had ready access to water and quarry materials without incurring additional cost and time.

GSLM chose not to pursue access to the land through Mining Tribunal which would have delayed actions by at least a further 12 months. GSLM acted responsibly acknowledging its stakeholders social and environmental interests as it agreed to negotiate directly with land owner on their timing of implementation, access and terms.

2.2.1

Change of Land Owner – Bellevue site

It was made clear to GSLM during mid-2010 that the property owned by Gunns Ltd covering the Bellevue #1 site was for sale. Contact was made with the new landowner during early 2011 and

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preceding the anticipation of the prospective new landowner, a visit to the Bellevue #1 site was conducted on the 18 March 2011 as part of the first steps in negotiation for Land Owner access approval. A subsequent title search showed that the property title was sold by Gunns Ltd to TLC dated 21 March 2011). GSLM formally issued a ‘Notice to Enter Private Land’ to the TLC on the 22 March 2011. A copy of this notice was forwarded to the Director of Mines and the Minister on 22 March 2011.

2.2.2

Land Owner Access Agreement - Bellevue

GSLM have been involved in a series of discussions and negotiations since early 2011 with TLC. On 5 July 2011, GSLM and TLC representatives met to discuss Bellevue access for Exploration. GSLM has noted several points (below) regarding progress to gaining access to the Bellevue site based on the 5 July 2011 meeting:

Potential major sponsor for Protected Area Establishment - Bellevue

•

TLC, since GSLM’s previous meeting (6 April 2011), has entered into discussions and due diligence with a potential corporate sponsor/support (an international mining company from USA) to assist the TLC with funding (via donations) to enable them to meet their mortgage commitments over approximately 9,000 ha of land under management by the TLC including the Serpentine property (Bellevue site).

•

The sponsor, through their due diligence have noted the GSLM exploration licence. The sponsor has not provided any direction to TLC on the issue but TLC anticipates that the sponsor will want close involvement in any land owner input to mining or mineral exploration decision making to minimize any potential adverse publicity consequences.

•

TLC and GSLM will continue to negotiate a land owner access and rental agreement acceptable to both parties in the knowledge that the potential sponsor may wish to have input before it is finalised.

•

TLC will provide an update to GSLM in early August with a clearer indication of timing for the possible sponsorship.

•

GSLM provided an updated version (5 July 2011) of the Land Access and Rental Agreement from the original (Gunns Ltd) version issued to TLC on 6 April 2011.

•

TLC confirmed that until discussions and Due Diligence is concluded with the Sponsor, the TLC are prepared to continue to work through the Land Owner Access and Rental Agreement drafts.

•

GSLM suggested to TLC that a ‘subject to’ provisional agreement of entry to perform site works until final terms are established and Due Diligence was concluded with the potential sponsor.

•

GSLM referred to the Application for Variation to Certified Forest Practices Plan sent to TCL on 20 April 2011.  It was noted by TLC that this would be taken into consideration together with the Land Owner Access and Rental Agreement.

•

TLC will review the draft Land Owner Access and Rental Agreement and provide comment to GSLM by 30 July 2011.

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•

TLC agrees to write GSLM a letter to confirm TLC’s position for the Director of Mines/Minister; and that GSLM may experience delays in finalising the Land Access and Rental Agreement and mobilisation of any drilling equipment to resume operations at Bellevue, until the negotiations are completed with the Sponsor (and this should be clearer by August 2011).

It was anticipated that an update by TLC would be made to GSLM in early August 2011 and will coincide with TLC’s wishes to conclude discussions and due diligence with an interested sponsor for the land at Serpentine.

The Land Owner Access Agreement was successfully signed between GSLM and TLC on 22 December 2011(Appendix 11).

2.2.3

Update of Forest Practices Plan – Bellevue site

GSLM also commenced updating the Forest Practices Plan (FPP) over the Bellevue #1site to vary the FPP to:

•

Change the Landowner from Gunns Ltd to ‘The Tasmanian Land Conservancy’ due to the land where exploration is being undertaken has been sold;

•

To extend the operation area contained within the FPP by approximately 50m from the original operation area; and

•

To extend the FPP expiry date from 31 December 2011 to 31 December 2013.

The current Bellevue #1 site was proposed to be extended by a further 50 metres to allow enough clearing for the drilling program to carry out activities in a safer manner, as previous operations were cramped causing some possible and unnecessary safety hazards working in a small area. A copy of the application to vary the FPP was forwarded to TLC on 20 April 2011.This has to be signed by the landowner before GSLM’s Forest Practices Officer (representative) submitted the signed variation documents to the Forest Practices Authority for amendment.

The following agreement was reached on 22 December 2011 between GSLM and TLC for a variation of Forest Practices Plan (TAS0323-02):

•

Change the Landowner from Gunns Ltd to ‘The Tasmanian Land Conservancy’ due to the land where exploration is being undertaken has been sold; and

•

To extend the FPP expiry date from 31 December 2011 to 31 December 2013.

The FPP was submitted to the Forest Practices Officer for final approval on 24 December 2011 (Appendix 12).

2.2.4

Bushfire Safety Requirements – Bellevue site

On 14 November 2011, GSLM updated the Bushfire safety requirements as part of its permitting requirements for its Bellevue #1 site (Appendix 24).

2.2.5

Eagle Nest Survey – Bellevue site

A new wedge-tail eagle nesting site map was required to be submitted to MRT for consideration before any approval to drill could be granted after the cancellation of Permits during 2009. This was prepared by the Tasmanian Land Conservancy (TLC) on 28 March 2011, however, due to the Land

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Owner Access Agreement not agreed to at the time, a subsequent survey will be conducted in the near future and will form part of the Drilling Operations Plan.

2.2.6

Drilling Operations Plan – Bellevue and Thunderbolt sites

An Engineering company has been engaged by GSLM to assist in the securing of suitable rigs for GSLM’s Drilling Operations Plans for Bellevue and Thunderbolt drill sites. Drafting of these plans have been ongoing during 2011-2012 (Appendix 8 and Appendix 9).

2.3

DRILLING AND SEISMIC

2.3.1

Drilling Activities

On 17 March 2010, Empire Energy made an announcement which stated it is in the process of acquiring a state-of-the-art 15,000 foot hydraulic drilling rig straight off the production line. It is expected when the rig is ready for shipping that it will take approximately 6 weeks to get to Tasmania.  However, discussions with Hunt Energy, mid-late 2010, have also advised there availability to mobilise the Hunt Rig #3 back into Tasmania to complete Bellevue #1 and Thunderbolt #1. However, restrictions in gaining access to the site meant that the rig could not be mobilised when it was available. Other drilling operators were also contacted during 2011-2012 to the purposes of mobilising rigs to Tasmania for drilling Bellevue and Thunderbolt.

During November 2011, GSLM representatives met with a local drilling contractor for the purposes of cleaning out the Bellevue #1 well and carry out any necessary general maintenance of the site that needed to be completed.  This was able to commence once approvals have been signed off by MRT and a new Land Owner Agreement was in place.

A work program was submitted to MRT on 25 November 2011.  The program was designed to:

•

Fish out junk metal that has previously been left down the well from previous drillers,

•

Clean out surface hole and remove junk,

•

Transport of the 13 3/8 surface casing from Kellara yards to the Bellevue site

•

Securing of hole to ensure that it not collapsed when the larger petroleum rig arrives

•

Any necessary general maintenance of the site that needs to be completed

This work program was refused by MRT during late November 2011, on the grounds that it was required to be incorporated into the overall Drilling Operations Plan.

Oil Rigs and Operations Plans

Additional to the Hunt Energy rig, tenders are in progress for deployment for other drill sites such as Thunderbolt and Lonnavale. During 2011, landowner access issues and delays in issuing the Ministers decision not to revoke EL14/2009 gave due cause to suitable rigs not being available or able to be booked in advance with any certainty. GSLM were unable to arrange for a Rig to enter site until a landowner agreement was in place; at which time, Rig availability was scarce. As discussed above, GSLM did submit a work program during November - December 2011 for the cleaning out of the Bellevue hole and casing the top hole to allow the project to proceed in a timely manner once a petroleum rig was secured.

GSLM has prepared drilling operations plans and is co-ordinating details for the final logistics associated with the proposed drilling operations to resume at Bellevue #1 site which are now planned

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to commence late mid-2012 subject to government approvals; and operations will now be subject to extension of term of the exploration licence.

The company has requested Hunt Energy & Mineral Co Pty Ltd (Hunt) to mobilise its MAC 650hp Rig to enable drilling to depth of 3,000m. Hunt was previously onsite at Bellevue in 2008 but a failure by Smart Win to honour financing commitments under a Memorandum of Understanding to complete drilling at the site led to the demobilisation of the rig. The Hunt rig has recently been demobilised from Central Australia to Port Augusta, South Australia, with recent flooding in Central Australia stranding the rig. This has delayed operational planning and deployment to Tasmania. GSLM has moved to deploy this rig for drilling at Bellevue for immediate mobilisation (Appendix 25).

During 2011, three other drilling options have being investigated for deployment to Tasmania, 1) a rig based out of Western Australia, 2) Atlas Drilling Rig (Qld) and 3) GEFCO US based rig, have been assessed for the forthcoming program (to complete Bellevue and Thunderbolt), with commercial consideration given to all available Australia wide (and GEFCO internationally) drilling resources, timing and deployment in conjunction with Hunt Rig #3.

In particular, a West Australian Drilling Company has been approached and is presently completing a tender offer contract of supply of a certified petroleum Rig for immediate mobilisation to Tasmania. The Tender offer and quote is to be supplied to GSLM before end of May 2012 in order so the parties may agree to contract services to Tasmania as soon as possible. A number of logistical and supply delays have been encountered by GSLM due to a number of Coal Seam projects being undertaken Australia wide over the last 18 months. Most rigs are booked out 6-8 months in advance of mobilisation. Once complete, the rig may be mobilised subject to extension of term EL14/2009 and permits issued.

It is proposed that Drilling Operations Plans will be submitted to the Tasmanian Government authorities for assessment soon. Draft copies of these plans for Bellevue#1 and Thunderbolt#1 are attached as Appendix 9 and Appendix 8, respectively.

2.3.2

Seismic Activities

During February 2010, GSLM integrated the acquired seismic data from the 2001, 2006 and 2007 surveys to produce the first East–West seismic section over the Tasmania Basin. This East–West section shows and defines the names/targets of the major undiscovered resources as shown in the RPS Energy (2008) report. Additionally, GSLM integrated the acquired seismic data from the 2001, 2006 and 2007 surveys to produce the first North–South seismic section over the Tasmania Basin. The North–South section also shows and defines the names/targets of the major undiscovered resources as shown in the RPS Energy (2008) report. Although, GSLM has now defined over twelve targets and structures, it is continuing legal action with regards to ten structures that were not reissued as part of the EL14/2009 application on 30 September 2009.

On 10 May 2011, GSLM entered into a contract (Appendix 5) with Terrex Seismic (a seismic contractor) to book and prepare its seismic program as part of its three to five year program (refer to seismic program contained within 30 September 2009 application to MRT for EL14/2009).

During late November 2011, Terrex Seismic informed GSLM regarding its timetable to carry out GSLM’s proposed seismic project during mid- to late January 2012.

The seismic trucks arrived late January 2012 to carry out this work program, however, MRT required that GSLM resubmit past permits that were approved under former SEL13/98. Re permitting

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recommenced during late January, however, during February 2012, Terrex Seismic were required to mobilise survey trucks back to the mainland. A further contract was negotiated and signed on 6 February 2012 (Appendix 5).  Additionally, a Change Order Proposal was entered on 6 February 2012 for the purposes of safely storing Terrex’s plant and equipment in Tasmania whilst GSLM finalised permitting. Standby rates were accrued whilst this plant was in Tasmania.  When permits are about to be received, Terrex will remobilise to Tasmania for the 2D seismic survey. This is now planned to resume early June 2012 due to truck availability. This is also subject to the completion of all the pre-requisite documentation relating to permits being lodged and approved by Tasmanian authorities and extension of tenure being granted.

2.3.3

Operational Matters

GSLM has experienced a number of unforseen and unanticipated events causing delays in undertaking further drilling and seismic activities and exploration since the end of term Special Exploration Licence (SEL) 13/98 on September 30, 2008. A number of external factors that have attributed to this are:

•

Cancellation of Bellevue and Thunderbolt Permits after the end of term of SEL13/98, in the absence of fair and equitable bridging arrangements being established to continue operations and the failure to promptly deal with the issuance of EL14/2009;

•

There was an eight month delay by Government to grant EL14/2009 from when SEL13/2009 term ended on 30th September 2009. No grace period was given under the circumstances;

•

Bellevue #1 well was incomplete prior to 30th September 2009. The Hunt Rig #3 departure from Tasmania occurred because of advice from MRT who informed Hunt that once the licence ceased to be in force, the permits would be cancelled. Hunt subsequently contracted to another job within Tasmania and deferred deployment to Bellevue#1 site, awaiting grant to GSLM of a subsequent exploration licence and permit to drill. In the absence of a licence being granted by MRT, by March 2010, Hunt departed from Tasmania, which caused significant commercial loss to GSLM and parent company Empire;

•

Empire’s Rights Issue fundraising was thwarted and adversely impacted in relation to delays with issuance of EL14/2009 which attributed to market uncertainty. Empire’s stock price dropped significantly during this time due to uncertainty of licence tenure, timing of issue and terms;

•

Market recovery from May 2010 and thereafter has been slow, with many investors viewing sovereign risk and limited terms of tenure (i.e. only 2 years) posing resource, operational and cash flow challenges, based on diminished share value and cost of capital raised and appreciating AUD/USD exchange rates;

•

Empire’s Rights Issue funds were appropriated toward progressing the permits and obtaining resources for EL14/2009 in addition to: pursuance of the Smart Win law suit; pursuance of gaining legal rights to the 10 structures which have not been retained by GSLM in response to shareholder demand, due to the omission of inclusion of these structures from EL14/2009 application as lodged 30 September, 2009; Investigation into OEHL conduct, matters before the Tasmanian Integrity Commission (Appendix 2) and Ombudsman (Appendix 3); and the review work of Bellevue and Thunderbolt permits (Appendix 8, Appendix 9)  (drilling

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engineer plans (Appendix 17), seismic permits (Appendix 14, Appendix 15 and Appendix 18) and related operations.

•

The Bellevue #1 site new Land Owner Agreement (which forms part of this new Permit) took significant time to be negotiated and established. A change of ownership of the Serpentine land occurred around the time of the granting of the new licence. The land wasn’t subsequently entrusted to the Tasmanian Land Conservancy from the Mortgagor, Jan Cameron, until March 2011. GSLM’s negotiation with the new land owners took place over 9 months before a signed land agreement was completed in late December 2011. Given Tasmania’s diverse stakeholder interests, GSLM chose not to pursue access to the land through Mining Tribunal which would have delayed actions by a further 12 months. GSLM acted responsibly acknowledging its stakeholders social and environmental interests as it agreed to negotiate directly with land owner on their timing of implementation, access and terms;

•

Forest Practices Plan (FPP) implementation and extension was subject to landowner consent. The landowner was not willing to sign the amendments until the landowner agreement was signed in December 2011.

•

Several operational contracts and tenders are already significantly underway; Terrex Seismic has an operational contract in place for a further 300 line kilometre 2D survey in Tasmania (Appendix 5), Seismic Trucks due back into Tasmania in June, subject to extension of EL14/2009 being granted. It presently takes approximately 6-12 months to book seismic trucks for its 3rd year proposed program. The trucks are ready to commence operations during June 2012 and may have been able to commence works earlier if it wasn’t for GSLM being required to resubmit previously approved work programs. GSLM is aware MRT did not impose such stringent Permit work requirements upon OEHL during their recent Seismic Survey conducted in Tasmania.

•

Oil Rigs: Tenders are in progress for deployment in the following 6-8 weeks, subject to extension of EL14/2009 and permits being granted. During 2011, land owner access issues and delays in issuing the Ministers decision not to revoke EL14/2009 gave due cause to suitable rigs not being available or able to be booked in advance with any certainty. GSLM were unable to arrange for a Rig to enter site (late Dec 2011) until a landowner agreement was in place; at which time, Rig availability was scarce. GSLM did submit a work program during November - December 2011 for the cleaning out of the Bellevue hole and casing the top hole to allow the project to proceed in a timely manner once a petroleum rig was secured. The work program was refused by MRT due to having to submit the initial program with the larger oil rig permit.

•

GSLM has had several meetings with MHA Mr Kim Booth into various aspects of its operations and issues with present due process and Government. Mr Booth has taken interest in the company with a view to investigating whether worthy of Parliamentary Inquiry. The initial purpose of the meeting with Mr Booth was to alleviate concerns over AUD$50 million – Proof of expenditure for SEL13/98 (Appendix 7) which has been the subject of a Notion of Motion within Parliament during 2009 to establish the facts concerning the company.

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•

Intent of Revocation by Minister (Appendix 10) – during the period June 2011 to December 2011. This time period left doubts with investors and contractors in relation to security of ongoing tenure.

2.4

PROPOSED EXPLORATION

2.4.1

Exploration Aims and Philosophy

The exploration objective of GSLM is to discover and develop commercial quantities of oil and gas onshore Tasmania. GSLM’s current exploration strategy is based on extensive gravity, seismic and drilling programmes, involving the acquisition of up to 1,200 line kilometres of 2D regional and infill seismic data, designed to:

•

Improve the definition of currently identified world class anticlines (domes) and other suitable reservoir structures within onshore and local offshore waters of the Tasmania Basin;

•

Determine the extent and degree of prospectivity of  three petroleum systems that have been outlined within the Special Exploration License 13/98 leasehold and are included in Exploration License 14/2009 and the pending Exploration License applications and legal claims to those areas;

•

Define more potential petroleum targets within the Tasmania Basin; and

•

Test existing potential targets (of up to 12 structures, subject to Government approvals) already defined through previous seismic and proposed drilling programs and prove the commercial validity of the RPS evaluation of Special Exploration Licence (SEL)13/98 assets and the undiscovered prospective resource of 668 million barrels.

Over the coming year it is anticipated that a further extension of the rights to continue to explore (and develop) oil and gas assets in Tasmania under EL14/2009 will be considered with the following activities being noted and planned:

•

Over 1,149 line kilometres of seismic data has been obtained and processed with extensive internal analysis undertaken to define anticline structures within SEL13/98;

•

GSLM has completed and undertaken a review of the environmental, threatened species, archaeological, cultural, hydrological, acoustic and fire-risk assessments of its two primary potential drill sites at Bellevue #1 and Thunderbolt #1, and has, since 2011 year end, obtained land-owner approval to access the Bellevue site.

There is an ongoing major synthesis of all previous work as part of a basin analysis study of the onshore Tasmania Basin by RPS Energy, Perth, Western Australia:

•

An integrated study has commenced of the geology and geophysics of Central Tasmania by Dr David Leaman, of Leaman Geophysics, utilizing current Gravity and seismic results;

•

Re-processing of seismic lines shot in 2001, 2006 & 2007 by Fugro Seismic Imaging of Perth will be initiated to further delineate drilling targets;

•

The seismic and drilling programs are planned to be ongoing subject to logistical, permitting and weather restrictions;

•

The purchase of state-of the art seismic interpretation software (Kingdom Suite) for use on high-end computers is complete and has been installed at the Murray Street offices;

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•

GSLM have met and exceeded the work and expenditure conditions of Special Exploration Licence 13/98, through the term of the license, up until September 30, 2009;

•

Reporting to RPS Energy of additional information that was previously excluded from their original 2008 analysis;

•

Risk Assessment & Volumetrics – BV#1 and TH#1

2.4.2

Exploration Program

Please refer to Appendix 26 for detailed Exploration program for years 1 to 5, noting that GSLM are entering year 3 of its proposal. Drilling rigs have been booked and GSLM has been invoiced for the engagement of Hunt Energy to commence (Appendix 25). Any under commitments in year 2 will be made up in year 3 together with that year’s commitment.

GSLM has commissioned an exploration petroleum drill-rig which is now scheduled to drill Bellevue and Thunderbolt. Refer to Appendix 26 for detailed exploration plans and budget.

GSLM has in place a Draft Drilling Operations Plans for Bellevue #1 and Thunderbolt #1 which contain a complete Drilling Program, an Emergency Response Plan (including Hunt Energy Emergency Response Plan),  First Aid and Well Control Certificates, an Environmental Plan (including Forest Practice Plan, Hydrological Report and Acoustic Surveys), a Fit For Purpose Reports (Including third party reports from Moduspec, Bellevue only), a  Drilling Operation Manual, a Bush Fire Safety Requirement and a  Private Land Owner Agreement.

Proposed Exploration Drilling program year 3-5

Six exploration wells have been budgeted (using the Hunt Rig 3 or similar) to test the structures determined by GSLM.

Stage 1:

The first proposed exploration well planned (Bellevue #1) is designed to test two petroleum system identified onshore Tasmania: an Ordovician Early Devonian Larapintine System within the Wurawina Supergroup below the Tasmania Basin and a Permo-Triassic Gondwanan System within the Parmeener Supergroup of the Tasmania Basin. This well will provide information on the petrophysical seal, reservoir and source-rock characteristics of all two petroleum systems. Downhole seismic will allow a reinterpretation of the seismic acquired within the area. Bellevue #1 is situated close to the intersection of three seismic lines TB02b-BQ, T02b-BZ and TB01-TD and is planned to be drilled to a depth of about 2,600m.

As discussed in the Economic section of this document, the assessment yields more prospect probabilities, with the chance of success revised for the Bellevue Gondwana Prospect at 24% and for the Bellevue Larapintine prospect increasing to 22%. Overall this demonstrates that the Bellevue well has a reasonable chance of success. GSLM proposes to drill the Bellevue #1 well during year 3 of its program.

Stage 2:

It is proposed that the second exploration well will be located approximately 13 kilometres south west of Ouse (and subject to the results of the first well; Bellevue #1). This second exploration well planned (Thunderbolt #1) is designed to test two petroleum systems identified onshore Tasmania: an

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Ordovician Early Devonian Larapintine System within the Wurawina Supergroup below the Tasmania Basin and a Permo-Triassic Gondwanan System within the Parmeener Supergroup of the Tasmania Basin. This well will provide information on the petrophysical seal, reservoir and source-rock characteristics of all three petroleum systems. Downhole seismic will allow a reinterpretation of the seismic acquired within the area. Thunderbolt #1 is situated close to the intersection of three seismic lines TB02-BA, T02b-HC and TB02b-HA and is planned to be drilled and cored to a depth of about 2,600m.

The Thunderbolt Gondwana prospect was reassessed deriving a chance of success at 22% and the Thunderbolt Larapintine prospect at 18% (Figure 13) therefore also giving the Thunderbolt target a reasonable chance of success.

Stage 3:

Depending on the initial results of the exploration wells, Bellevue #1 and Thunderbolt #1, it is then planned to drill Lonnavale #2. The well program for this stratigraphic/exploration well will primarily test a documented oil seep.  Additionally, it is proposed that a regional seismic survey be conducted in the southern part of the licence tenure.

Stage 4:

Depending on the initial results of the exploration wells for Bellevue #1 and Thunderbolt #1, and the well drilled as Stage 3, it is then planned to drill to continue Stockwell #1 (Lachish), however, as this location is subject to the Mining Tribunal, a well over the Mt Lloyd area will be conducted. The program for this exploration well will be similar to those of Bellevue #1 and Thunderbolt #1, however, is a much shallower target.

Stage 5:

Depending on the initial results of the exploration wells Bellevue #1 and Thunderbolt #1, and the wells drilled as Stage 3 and 4, it is then planned to drill a further exploration well. This proposed exploration well is Bellevue #2.

Stage 6:

Depending on the initial results of the exploration wells Bellevue #1 and Thunderbolt #1, and the wells drilled as Stage 3, 4 and 5, it is then planned to drill a further exploration well. This proposed exploration well is Thunderbolt #2.

Proposed exploration seismic program year 3-5

GSLM is aiming to continue its seismic program with the acquisition of 2D seismic in the central and southern part of Tasmania during this 5 year exploration licence tenure. This proposed seismic survey to be carried out in year 3-5 is subject to logistical and weather restrictions.

The seismic interpretation of 1,149 line kilometres carried out by GSLM has identified and clarified at least 12 major and minor structures which along with a major gravity survey is helping in understanding the petroleum systems of onshore Tasmania.

The results of the interpretation of 2001 and 2006 surveys were used to plan the line locations for the regional seismic survey of 2007. As was the case with all the surveys, the 2012 lines have been located wherever possible along roads in order to minimise the impact of the survey on private land

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and on environmentally sensitive areas. GSLM’s future exploration program is designed to define more potential petroleum targets.

Stage 1

During stage 1 of GSLM’s exploration program acquisition of 2D seismic using vibroseis and off-road explosives is planned for year 3 to 5 to define more closely the structures at Bellevue, Thunderbolt, Mt Lloyd, Lonnavale, Stockwell, Interlaken, Scotts Tier and Steppes areas, the latter four being the subject of a Mining Tribunal appeal.

Stage 2:

Stage 2 of GSLM exploration program includes acquisition of 2D seismic survey results using vibroseis, mainly along roads to expand our seismic coverage to the South, South East and East parts of the Tasmanian Basin. This seismic survey is planned for year 3 to 5 to define more closely the structures at Thunderbolt and Lonnavale and to continue the regional grid over the Tasmanian Basin.

These seismic surveys are planned in specific areas and as is the case with most exploration, wherever possible, along the roads in order to minimise the impact of the survey on private land and on environmentally sensitive areas. Therefore, the selected area in EL14/2009 is desirable for future seismic survey to obtain adequate and reliable results.

2D onshore seismic is planned to be acquired for this exploration phase utilizing the vibroseis source and off-road explosives. Additionally, during the final phases of SEL 13/98’s tenure, GSLM has been investigating new technologies to accelerate the remaining regional exploration and further delineation of drilling targets.

2.5

ENVIRONMENTAL IMPACT ACTIVITIES

No environmental impact study has been carried out since the commencement of EL14/2009.  However, approximately 1 hectare was cleared over the Bellevue #1 drill site during 2008-2009 with a pre-collar hole already completed.

Environmental controls are imposed within the provisions of the Environmental Management and Pollution Control Act 1994, which provides the government basis for the prevention, reduction and remediation of environmental harm, including environmental nuisance and its adverse effect on the environment. Permits are issued in accordance with the Land Use Planning and Approvals Act 1993 and Mineral Resources Development Act 1995 in respect of proposed use or development affecting leased land.

GSLM is required to place environmental and remediation bonds to ensure that sites are adequately rehabilitated so that there are no remaining environmental or safety hazards requiring remediation in the event of the company failing to carry out site remediation obligations and is consistent with other Australian jurisdictions. GSLM has provided a cash bond in the amount of AU$75,000 in conjunction with licence applications that are currently held by MRT. Prior to drilling any one (1) well, GSLM will be required to increase the bond to approx. AU$200,000 per well.

2.6

REHABILITATION

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Annual Report of Exploration Licence (EL) 14/2009

No rehabilitation has been carried out since the issuance of EL14/2009, however, a visit to the Bellevue #1 site was completed during March 2011 with the new Land Owner to review the condition of the site.  Both parties agreed that the site was in good condition. A further site investigation during early 2012 was undertaken by GSLM. GSLM has completed a Landowner Access Agreement with the new Landowner (Appendix 11), Tasmanian Land Conservancy to enter and conduct exploration activities over the Bellevue #1 site. The Agreement has been prepared with certain rehabilitation and responsibility covenants that pertain to access to, and use of the site.  The Landowner Access and Rental Agreement will also be included into the updating of the Bellevue #1 Drilling Operations Plan as soon as Drilling Engineer assessments and reports are concluded and are ready for submission.

The abandonment and reclamation of Bellevue #1 and the costs associated therewith is referred to as “decommissioning.” GSLM presently has a cash bond deposit of AUD$75,000 held by the Tasmania Government for these potential costs in respect of any of our current properties or facilities.  GSLM are required to increase this bond to AUD$200,000 for every well planned to be drilled. This will be increased prior to mobilisation and will be subject to certain permit conditions being issued. A similar amount is required for Thunderbolt #1 and any other subsequent sites upon which drilling is planned to take place.

2.7

PROPOSED EXPENDITURE FOR YEARS 3-5

Please refer to (Appendix 26 C) and regarding the proposed expenditure commitment of AU$24,115,000 contained within the original EL14/2009 application over a 5 year period. It should be noted that over AU$8 million has been spent in the first two years expenditure for EL14/2009.  Any on ground drilling in GSLM’s 1st and 2nd year is to be made up in the next year, together with that year’s commitment, as specified in MRT’s Mineral Exploration Code of Practice (Ed.4). The remaining amount to be spent over the next 3 years is AU$16,060,133. Please refer to Table 5: Itemised Expenditure on EL14/2009, per line item, per quarter between 17 May 2010 to 17 May 2012.

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Annual Report of Exploration Licence (EL) 14/2009

2.7.1

Itemised Expenditure Summary 2010-2012 for EL14/2009

Table 5 provides GSLM’s itemised expenditure on EL14/2009 (2010-2012).

Table 5: Itemised Expenditure on EL14/2009, per line item, per quarter between 17 May 2010 to 17 May 2012

Period		Geology	Geochemistry	Geophysics Air	Geophysics Ground	Feasibility Studies	Rehab.	Drilling	Gridding	Land Access	Admin.	Other	Total
Apr-10	Jun-10	507,727	-	-	-	115,252	-	10,184	-	-	182,225	333,225	1,149,353
Jul-10	Sep-10	95,860	-	-	-	15,647	-	-	-	-	19,397	90,556	221,460
Oct-10	Dec-10	99,561	-	-	-	25,091	-	-	-	-	18,125	48,187	190,964
Jan-11	Mar-11	248,851	-	-	-	11,948	-	-	-	-	33,217	94,392	388,409
Apr-11	Jun-11	104,372	-	-	2,200,000	8,070	-	-	-	16,648	43,308	41,747	2,414,145
Jul-11	Sep-11	153,605	-	-	-	-	-	-	-	-	20,859	89,962	264,427
Oct-11	Dec-11	166,994	-	-	-	-	-	-	-	-	18,357	99,260	284,611
Jan-12	Mar-12	87,339	-	-	216,220	27	-	22,182	-	-	17,473	44,255	387,556
Apr-12	16 May -12	34,537	-	-	-	-	-	2,700,000	-	-	4,917	14,488	2,753,942
Grand Total			$8,054,867

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37

Annual Report of Exploration Licence (EL) 14/2009

2.7.2

Expenditure Summary 1984 to 2012

GSLM has spent over AU$50million during the tenure of SEL13/98. Therefore, Empire/GSLM and its predecessor companies have now invested over AU$64,462,002 for the exploration of oil and gas onshore Tasmania, Australia (Table 6).

Table 6: Summary of Expenditure 1984 to 2012.

Summary of Expenditure
Year	Company	Expenditure	Sub Total
1984	Conga Oil Pty Ltd	(1) $3,300.00
1985	Conga Oil Pty Ltd
1986	Conga Oil Pty Ltd
1987	Conga Oil Pty Ltd	(1) $100,490.00
1988	Conga Oil Pty Ltd	(1) $1,213,247.00
1989	Conga Oil Pty Ltd	(1) $420,492.00
1990	Conga Oil Pty Ltd	(1) $303,327.00
1991	Conga Oil Pty Ltd	(1) $451,337.00
1992	Conga Oil Pty Ltd	(1) $600,000.00	$3,092,223
1993	Condor Oil Investments Pty Ltd	(1) $153,170.00	$236,731
1994	Condor Oil Investments Pty Ltd	(1) $83,561.00
1995	Great South Land Minerals Pty Ltd	(1) $304,812.00	$2,226,525
1996	Great South Land Minerals Pty Ltd	(1) $203,721.00
1997	Great South Land Minerals Pty Ltd	(1) $1,231,567.00
1998	Great South Land Minerals Pty Ltd	(1) $387,125.00
1999	Great South Land Minerals Ltd	(1) $99,300.00
2000	Great South Land Minerals Ltd	(2) $122,157.98
2001	Great South Land Minerals Ltd	(2) $2,967,850.85
2002	Great South Land Minerals Ltd	(2) $1,965,128.46
2003	Great South Land Minerals Ltd	(2) $1,356,343.36
2004	Great South Land Minerals Ltd	(2) $ 260,874.11
2005	Great South Land Minerals Ltd	(2) $18,154,157.08
2006	Great South Land Minerals Ltd	(2) $ 8,803,197.07
2007	Great South Land Minerals Ltd	(2) $ 3,205,507.81
2008	Great South Land Minerals Ltd	(2) $ 9,074,898.00
2009	Great South Land Minerals Ltd	(2) $ 4,941,541.80	$50,851,656
2011	Great South Land Minerals Ltd	(3) $4,364,331
2012	Great South Land Minerals Ltd	(3) $3,690,536	$8,054,867
Total			$64,462,002

(1) Refer to Gerald Carne & Associates reports and Annual Reports for expenditure.

(2) MRT Quarterly Expenditure Sheets for SEL13/98.

(3) MRT Quarterly Expenditure Sheets for EL14/2009 (17 May 2010 to 16 May 2012).

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Annual Report of Exploration Licence (EL) 14/2009

3

REFERENCES

Bacon, C. A., Calver, C. R., Boreham, C. J., Leaman, D. E., Morrison, K. C., Revill, A. T.

and Volkman, J. K., 2000. The petroleum potential of onshore Tasmania: a review.

Mineral Resources Tasmania, Geological Survey Bulletin 71. 93p.

Bendall M., Volkman J., Leaman D. and Burrett C., 1991. Recent developments in exploration for oil in Tasmania, APEA Journal. p 74 – 84.

Bendall, M. Burrett, C. Askin H., 2000, Petroleum systems in Tasmania’s frontier onshore basins. APPEA Journal, S1/26. p 12 -24.

Revill A. T., Volkman J. K., O’Leary T., Summons T., Boreham B., Banks M., Denwer, K., 1994, Hydrocarbon biomarkers, thermal maturity and depositional setting of tasmanite oil shales from  Tasmania, Australia. CSIRO Division of Oceanography. Geochimica et Cosmochimica Acta Vol. 58 (18), 19 p.

RPS Energy Report, 2008, Competent Person Report- An un-published prepared for Great South Land Minerals, Assets of GSLM ,Tasmania. 83 p.

Annual Report 1994 – EL 1/88. MRT Ref No. 95 – 3688 for Great South Land Minerals Annual Report. Slot  J.

Annual Report 1995, Bruny Island GSLM. EL 1/88. MRT Ref No. 95 – 3846 for Great South Land Minerals Annual Report.

Annual Report 2007 - SEL 13/98, Great South Land Minerals Annual Report.

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Annual Report of Exploration Licence (EL) 14/2009

4

APPENDICES

Appendix 1: GSLM Report to RPS Energy - London (22 June 2011)

Appendix 2: Report of Complaint to Integrity Commission (2 June 11)

Appendix 3: Report of Complaint to Ombudsman (17 June 11)

Appendix 4: Organisation of safe evacuation procedure

Appendix 5: Terrex Seismic contracts/proposals

Appendix 6: Questions - Legislative Council’s Estimates Committee Mining session

Appendix 7: Preparation of GSLM Activity Report for Kim Booth – Proof of Expenditure

Appendix 8: Review Drilling Operations Plan for TH#1

Appendix 9: Review Drilling Operations Plan for BV#1

Appendix 10: Report to Minister in response to intended revocation of EL14/2009

Appendix 11: BV#1 - Signed Land Owner Agreement with TLC

Appendix 12: BV#1 - Signed ‘Variation of Forest Practices Plan’ with TLC

Appendix 13: Liaising with engineer RE: Drill Rig availability for BV#1 and TH#1

Appendix 14: Various correspondence - seismic activities for Jan 2012 survey

Appendix 15: SEMF contracted to complete environmental studies, seismic survey

Appendix 16: KMR Drilling, Clean and cementing BV#1 work program

Appendix 17: Engineering – Various correspondence relating to drill rigs

Appendix 18: Road Traffic Management Plan for 2012 Seismic Survey

Appendix 19: Preparation of 2012 Seismic lines

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Annual Report of Exploration Licence (EL) 14/2009

Appendix 20: Potential Ordovician Reefs Tasmania EL14/2009 Project Summary

Appendix 21: Risk Assessment & Volumetrics

Appendix 22: Flyovers and visits to Bellevue, Thunderbolt, Mt Lloyd and Lonnavale

Appendix 23: Purchase of Land proposal at BV#1

Appendix 24: Bushfire Safety Requirements for Bellevue #1

Appendix 25: Correspondence - Hunt Energy for drilling BV#1 and TH#1

Appendix 26: Exploration Program (extract from original EL14/2009 application)

26.A

Aims & Exploration Philosophy

26.B

Exploration Program & Expenditure Years 3-5

26.C

Budget - GSLM Seismic/Exploration Plan

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